Exhibit 3.1

AMENDMENT NO. 2

TO

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
OF
ENBRIDGE ENERGY MANAGEMENT, L.L.C.

July 30, 2015

This Amendment No. 2 (this “Amendment No. 2”) to the Amended and Restated Limited Liability Company Agreement (as amended to date, the “LLC Agreement”) of Enbridge Energy Management, L.L.C. (the “Company”) is hereby adopted by Enbridge Energy Company, Inc., a Delaware corporation (the “Sole Voting Shareholder”), as the sole Record Holder of Voting Shares of the Company. Capitalized terms used but not defined herein are used as defined in the LLC Agreement.

RECITALS

WHEREAS, pursuant to Section 8.01(a) of the LLC Agreement, the following amendment to the LLC Agreement has been approved by the Sole Voting Shareholder.

NOW THEREFORE, the Sole Voting Shareholder does hereby amend the LLC Agreement as follows:

Section 1.  Amendment. The last sentence of Section 5.02 of the LLC Agreement is hereby amended and restated to read in its entirety as follows:

“No Person shall be qualified to be elected or re-elected as a Director of the Company after attaining the age of 70 years, except to the extent that any such election or re-election is first approved by the affirmative vote of Record Holders owning a majority of the outstanding Voting Shares, which approval may be limited to a single election or re-election or for such other specified period as set forth in such approval authorization.”

Section 2.  General Authority. The appropriate officers of the Sole Voting Shareholder are hereby authorized to make such further clarifying and conforming changes to the LLC Agreement as they deem necessary or appropriate, and to interpret the LLC Agreement, to give effect to the intent and purpose of this Amendment No. 2.

Section 3.  Ratification of LLC Agreement. Except as expressly modified and amended herein, all of the terms and conditions of the LLC Agreement shall remain in full force and effect.

Section 4.  Governing Law. This Amendment No. 2 will be governed by and construed in accordance with the laws of the State of Delaware.

IN WITNESS WHEREOF, the sole Record Holder of Voting Shares has executed this Amendment No. 2 as of July 30, 2015.

SOLE VOTING SHAREHOLDER:

ENBRIDGE ENERGY COMPANY, INC.

By:	/s/ Mark A. Maki Name: Mark A. Maki Title: President and Principal Executive Officer